UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 2, 2004

ChipPAC, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31173	77-0463048
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

47400 Kato Road, Fremont California 94538

(Address of principal executive offices, including zip code)

(510) 979-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, as of November 2, 2004.

CHIPPAC, INC. (Registrant)
By:	/s/ Tan Lay Koon
Tan Lay Koon
President & Chief Executive Officer

CORPORATE RELEASE

STATS CHIPPAC LTD. ANNOUNCES THE EXPIRATION OF
THE CONSENT SOLICITATION BY CHIPPAC, INC. TO AMEND
THE INDENTURE RELATING TO CHIPPAC, INC.’S 2 1/2%
CONVERTIBLE SUBORDINATED NOTES

Singapore and United States — November 2, 2004 — STATS ChipPAC Ltd. (“STATS ChipPAC” — NNM: STTS and SGX: STATSChP) announced today the expiration of the consent solicitation to amend the indenture governing the 2 1/2% Convertible Subordinated Notes due 2008 (CUSIP Nos. 169657 AC7 and 169657 AD5) (the “Notes”) issued by its direct wholly owned subsidiary ChipPAC, Inc. (“ChipPAC”). The consent solicitation expired at 5:00 p.m., New York City time, on Monday, November 1, 2004.

ChipPAC received valid deliveries of consents from holders of approximately $130,500,000 aggregate principal amount, or 87%, of the Notes outstanding. Accordingly, the requisite consents have been obtained authorizing the adoption of the proposed amendment to the indenture governing the Notes that would amend the covenant in the indenture requiring ChipPAC to file with the U.S. Securities and Exchange Commission (the “SEC”) annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and instead insert a new covenant in the indenture requiring STATS ChipPAC to file with the SEC annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act and applicable to a foreign corporation.

The consents were accepted and the amendments to the indenture became operative on November 2, 2004. Payment of the consent fee is expected to be made on November 4, 2004.

Deutsche Bank Securities Inc. acted as the exclusive Solicitation Agent and Global Bondholder Services Corp. acted as Information Agent for the consent solicitation.

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to any of the Notes. The consent solicitation was made solely pursuant to the Consent Solicitation Statement and related documents.

About STATS ChipPAC Ltd. (STATS ChipPAC)

STATS ChipPAC Ltd (“STATS ChipPAC” — NNM: STTS and SGX: STATSChP), is a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. A trusted partner and supplier to leading semiconductor companies worldwide, STATS ChipPAC’s value proposition is total solutions of fully integrated, multi-site, end-to-end assembly and testing solutions that bring products to market and volume faster. Our customers comprise some of the largest wafer foundries, integrated device manufacturers (IDMs), as well as fabless companies in the United States, Europe and Asia. STATS ChipPAC is a leader in mixed signal testing and advanced packaging technology for semiconductors used in diverse end market applications including communications, power, digital consumer and computing. With advanced process technology capabilities and a global manufacturing presence spanning Singapore, South Korea, China, Malaysia and Taiwan, STATS ChipPAC has a reputation for providing dependable, high quality test and packaging solutions. The Company’s customer support offices are headquartered in the United States (California’s Silicon Valley, Arizona, Texas, Massachusetts, Florida, Colorado and North Carolina) with offices located in the Netherlands, China, Singapore, Japan, Taiwan, South Korea and Malaysia. STATS ChipPAC’s facilities include those of its subsidiary, Winstek Semiconductor Corporation in Hsinchu Valley, Taiwan. These facilities offer new product introduction support, pre-production wafer sort, final test, packaging and other high volume preparatory services. Together with the Company’s Test Development Center in Singapore and STATS FastRamp Test Services, Inc.’s test facilities in the United States, this forms a global network providing dedicated test engineering development and product engineering support for customers from design to volume production. STATS ChipPAC is listed on both Nasdaq National Market and The Singapore Exchange. In addition, STATS ChipPAC is also listed on the Morgan Stanley Capital International (MSCI) Index and the Straits Times Industrial Index. Further information is available at www.statschippac.com

Singapore Contacts :

Michael G. Potter
Chief Financial Officer
Tel : (65) 6824 7777, Fax : (65) 6720 7826
email : ir@statschippac.com

US Contacts :

Drew Davies	Lisa Lavin
Director, Investor Relations	Marcom Manager
Tel : (408) 586 0608, Fax : (408) 586 0652	Tel : (208) 939 3104, Fax : (208) 939 4817
email : drew.davies@statschippac.com	email : lisa.lavin@statschippac.com

The Ruth Group	The Ruth Group
David Pasquale — Executive Vice President	Andrew Rodriguez
Tel : (646) 536 7006	Tel : (646) 536 7032
email : dpasquale@theruthgroup.com	email : arodriguez@theruthgroup.com